UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2010

Tone in Twenty
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53166	77-0664193
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

3433 Losee Rd., Suite 2, North Las Vegas, NV  89030
 (Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:  (702) 604-7038

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On February 1, 2010, Tone in Twenty (the “Company”) executed a Securities Exchange Agreement with Muscle Pharm, LLC, a Colorado limited liability company (“Muscle Pharm”) (“Securities Exchange Agreement”), pursuant to which the Company agreed to issue an aggregate of 26,000,000 shares of the Company’s common stock for all of the issued and outstanding equity and voting interests of Muscle Pharm from the Muscle Pharm members (the “Share Exchange”). Upon the closing of this transaction, Muscle Pharm would become a wholly owned subsidiary of the Company.

In addition, pursuant to the terms and conditions of the Securities Exchange Agreement, Muscle Pharm has agreed to pay on the closing, $25,000 to the President of the Company (John Dean Harper) for his 366,666 shares of the Company’s common stock and these shares will then be cancelled.

As a result of the above transactions, the Company will have approximately 26,070,834 shares of common stock and 83,333 shares of Series A Convertible Preferred Stock outstanding.

On the closing, the Company’s board of directors will be reconstituted to consist of Brad Pyatt and Cory Gregory who, prior to this transaction were the managers of Muscle Pharm, and the new officers will be:  Brad Pyatt, President and Chief Executive Officer; Cory Gregory, Executive Vice President; Todd E. Huss, Chief Financial Officer; and Leonard K. Armenta, Jr., Chief Operating Officer.

As of the date of the execution of the Securities Exchange Agreement and currently, there were and are no material relationships between any of the officers, directors or shareholders of the Company and Muscle Pharm, other than in respect of the Securities Exchange Agreement.

This transaction will not close until the expiration of the 10-day period following the filing of an Information Statement pursuant to Section 14(f) with the SEC and mailing of the Information Statement to our shareholders.

Description of Muscle Pharm

In the following discussion regarding Muscle Pharm LLC, whenever we refer to “we”, “us” or “our”, we are referring to Muscle Pharm and not tone in Twenty.

Description of Business

GENERAL

We currently manufacture and market six branded, high-quality sports nutrition products:  Combat Powder™, Assault™, Battle Fuel™, Bullet Proof™ , Shred Matrix™, and Recon™.  These products are comprised of amino acids, herbs, and proteins scientifically tested and proven as safe and effective for the overall health of athletes.  These nutritional supplements were created to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.

We entered the sports nutrition market near the end of 2008 distributing our line of “MusclePharm” sports nutritional supplements primarily through BodyBuilding.com.  During the late summer of 2009 we started selling our products to GNC Canada.  By the end of the first quarter of 2010, GNC Canada will provide full distribution of all MusclePharm products and prominent placement within its stores as one of its top ten brands.  GNC Canada is allowing us to control our initial growth by launching on a smaller scale, while providing a platform for eventual entrance into the much larger US market through its affiliates.  We also started selling our products in approximately 485 of The Vitamin Shoppes outlets in the US during the summer of 2009, and our products are available in over 120 countries worldwide through specialty retailers such as GNC, The Vitamin Shoppe, BodyBuilding.com, international distributors, and the number one US sports nutrition distributor, Europa Sports.

Our marketing strategy was formulated to brand MusclePharm as the “must have” nutritional supplement line for high performance athletes.  Endorsements have been completed with over 5 ultimate fighters, Joey Porter, an NFL linebacker, Chris Johnson, an NFL running back, and endorsements with a number of additional champion athletes are being negotiated. We also plan to endorse two WEC fighters for each of the WEC fights of which there will be seven in 2010. Athletes are considered role models and many people strive to emulate their fitness and well-being regimen.  The objective of athletic endorsements is to build both consumer awareness and confidence and to drive consumer demand for our products in retail outlets and health clubs.

Our products fall into the general definition of vitamins, minerals, herbs and dietary supplements and are regulated by the U.S.  Food and Drug Administration (FDA).

All of the products we sell are sold under the MusclePharm brand.  Our MusclePharm brand products target athletes, body builders and health minded individuals seeking a high degree of physical fitness.

We currently sell our products through several distribution channels throughout the United States and internationally.  The domestic channels include retail outlets such as The Vitamin Shoppes and GNC, sports nutrition retail stores, fitness centers, and distributors with the largest one being Europa.  We also sell our products in the U.S. through over 100 Internet sites with the largest one being Bodybuilding.com.   Bodybuilding.com awarded Muscle Pharm as the new brand of the year in 2009.  Internationally our products are sold through distributors which cover over 120 foreign countries.  Our primary manufacturer is located in Canada, and they also distribute our products in over 80 countries, with an emphasis on Canada.  We also sell direct to GNC Canada.  See “Sales” below for more details.

BUSINESS STRATEGIES

Our primary focus at the current time is on the following:

1.	Raise additional financing in order to allow us to purchase more inventory to fulfill orders from existing and new customers.
2.	Increase our distribution and sales
3.	Conduct additional testing of the safety and efficacy of our products.
4.	Start marketing the Gel Pack line of new products which are expected to be shipped in March 2010.

THE SPORTS NUTRITION AND HIGH ENERGY SUPPLEMENT MARKET

The Sports Nutrition and High Energy Supplement Market is comprised of sports beverages, sports food and sports supplements.  According to BCC Research’s 2008 Global Research Report, sports beverages maintain the largest market share with $24.9 billion in annual sales in 2007, the sports food segment had $1.2 billion in annual sales and the sports supplement segment had 2007 annual sales of $1.1 billion.  BCC projected that the sports supplement sales would reach $2.3 billion by 2013.

According to BCC Research, the United States is the largest consumer market for sports nutrition products, with annual sales reaching $22 billion in 2007 and projected sales of $29 billion in 2013.  Western Europe and Japan are the second and third largest consumers of sports nutrition products.  The key market drivers for sports nutrition products are taste, price, variety and brand loyalty.  In recent years, the consumption of sports nutrition products has shifted to mainstream consumers who have become the key drivers of growth within the industry.

CURRENT PRODUCTS

We currently offer six products:  Combat Powder™, Assault™, Battle Fuel™, Bullet Proof™, Shred Matrix™, and Recon™ and we plan on introducing approximately 2 new products every quarter this year.  Our next product will be our gel pack system which will initially include two products, Musclegel™ and Energel Shot™.  Our products are comprised of amino acids, herbs, and proteins scientifically tested and proven as safe and effective for the overall health of athletes.  These nutritional supplements were created to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.  Following is a brief description of each of our products:

ASSAULT™ is a combination of several powerful, clinically proven, naturally occurring substances brought together for their specific performance-enhancing, endurance-boosting and strength-building properties.  These key ingredients work synergistically to provide your muscles with true increased energy at the cellular level, to dramatically improve performance:
ASSAULT™ has been scientifically proven to:

o	Allow users to train harder and longer
o	Lift more
o	Recover faster

BATTLE FUEL™ combines several natural compounds that have been shown to impact the body’s hormonal, recovery and immune pathways.  BATTLE FUEL™ is a comprehensive system of 5 “Matrices” each specifically formulated to target key anabolic and recovery pathways within the body to support muscle growth, fuel recovery and maximize the body’s adaptive response to hard training.

o	Maximize testosterone output
o	Modulate estrogen
o	Increase lean mass

BULLET PROOF™ is a clinically proven combination of several key natural components combined to support the most restful state of sleep possible, while optimizing recovery and repair through specific hormonal modulation and precise nutrient delivery.
The specific ingredients of BULLET PROOF™ work together for maximal impact on recovery and repair systems, hormonal up-regulation and anabolic support to create an internal environment that supports maximum growth and recovery.

o	Enhance deep rest for maximum growth and recovery
o	Improve sleep cycles
o	Enhance libido in men and women

COMBAT POWDER™ With a precision-engineered matrix that contains whey protein concentrates, hydrolysates, and isolates, as well as egg albumin and micellar casein, COMBAT is the ultimate timed-released protein super-food! Because each of the distinct protein sources found within COMBAT digest at varying rates, amino acids are not only flooded into the bloodstream within minutes after consumption, but will continuously be “trickle fed” to your muscles for up to 8 hours afterward.

o	Technologically advanced protein "super-food"
o	Fast, medium and slow releasing protein source
o	Added digestive blend for maximum utilization

RECON™ Muscle Reconstruction Matrix leaves no stone unturned in the name of recovery and growth – every facet of reconstruction nutrition is accounted for in this brazen, innovative formulation.  Research has proven time and time again essential and branched chain amino acids to be critical components of the muscle building process. Especially in immediate post-training “window of growth”, BCAAs and EAAs are critical components of muscle repair and rebuilding. RECON™ contains 10 grams of EAA’s and 6 grams of BCAAs.

o	Refuels muscles
o	Replenish nutrients
o	Rebuilds muscle

SHRED MATRIX™ combines several natural compounds that have been shown to impact the body’s multiple metabolic, energy and performance pathways.  SHRED MATRIX ™ is a comprehensive system of 5 “Matrices” each specifically formulated to target the key metabolic pathways within the body that control fat metabolism. Careful combination of the key ingredients in SHRED MATRIX™ results in one of the most comprehensive, most complete, most-effective fat loss systems ever formulated.

o	Accelerate fat loss
o	Utilize fat first for energy
o	Destroy sugar cravings / block fat storage

FUTURE PRODUCTS

In March 2010 we intend to start shipping a fit-gel series line which will have two products.  The two products in the fit-gel series will be MUSCLEGEL™ and ENERGEL SHOT™.  These fit-gels are a revolutionary, high performance nutrient delivery system, manufactured using a patent-pending process called Profusion™ Technology.  Profusion Technology is a molecular process whereby specific nutritional elements, such as high-quality protein, or powerful energy-yielding nutritional substrates, are suspended in a super-absorbable medium, the Fit-Gel.  Utilizing Profusion™ Technology, the Fit-Gels represent a high-speed nutrient “shuttle”, delivering faster absorption and quicker cellular uptake of nutrients than any other system of nutrient delivery.  Each MUSCLEGEL provides 22 grams of high-power protein, which is more protein than 6 egg whites, 4 ounces of chicken breast, or a single serving of most powders.  Protein helps the body build lean mass, burn fat, and boost metabolism.  The ENERGEL SHOTS provide energy, endurance, better focus and improved performance.

SALES

We sell our products both domestically and internationally.  With respect to our domestic sales we started selling our products in the summer of 2009 in approximately 485 of The Vitamin Shoppes outlets.  In February 2010, we will start shipping products to GNC in the United States, where they have agreed to place our products in approximately 1,000 stores with a goal of increasing the number of stores to 2,500 by the end of 2010 if sales meet their expectations.  We also expect to start shipping products to Rite Aid in March for their approximately 1,500 stores.  In addition to the foregoing retail stores, we also sell domestically through several distributors and through over 100 internet sites.  The primary domestic internet site is Bodybuilding.com, which is the largest on line retailer of sports nutrition products in the US.  They awarded Muscle Pharm as the best new brand for 2009, and Muscle Pharm is now one of their top 50 sellers.  Our largest domestic distributor is Europa Sports which distributes to over 12,000 small stores and gym/workout chains.  Lone Star has recently agreed to start distributing our products in Texas and other parts of the South.  United Distributors, Inc. has agreed to distribute our two gel pack products which we plan to start shipping in March, 2010.  They have indicated that they expect to have our gel packs in approximately 4,500 stores by June 30, 2010.

With respect to international sales, we started selling our products to GNC Canada in the late summer of 2009.  By the end of the first quarter of 2010, they expect to provide full distribution of our products with prominent placement within their stores as one of their top ten brands.  Our primary manufacturer is located in Vancouver, Canada and they also act as a distributor since they have a presence in over 80 countries selling primarily to midsize and smaller outlets.  We use several other international distributors, and we also just started working with Sportika, a large international distributor which covers approximately 120 countries and they sell primarily to larger stores.  Over 40% of our sales in 2009 were to international customers.

Leonard Armenta currently handles our sales and distribution, and in November 2009 we added two experienced sales persons to work in our sales and marketing department.  These persons are expected to help develop our existing sales relationships and to expand our sales to new markets.  These two new persons are Peter J. Ciccone who serves as the Director of Marketing and Joseph Lawanson who is a sales representative who works with professional and college athletic teams with an emphasis on major league baseball teams.

Our first sales were made late in 2008 and Bodybulding.com was responsible for most of our sales in 2008.  During the year ended December 31, 2009, our four largest customers were The Vitamin Shoppe (29.6%), PSI Products, an international distributor with sales in Australia and New Zealand (21.9%), MS Enterprises, an international distributor with sales in India (11.3%), and GNC Canada (10.5%).

MARKETING

Our core marketing strategy is to brand MusclePharm as the “must have” nutritional supplement line for high performance athletes.  We want to be known as the athlete’s company, run by athletes with products for athletes.  We have endorsements from over 5 ultimate fighters, two well-known NFL players (Joey Porter and Chris Johnson) and we are in the process of negotiating with additional champion athletes.  We also plan to sponsor 2 WEC fighters for each WEC fight of shiche there will be 7 in 2010.  Athletes are considered role models and many people strive to emulate their fitness and well-being regimen.  The objective of these athletic endorsements is to build both consumer awareness and confidence and to drive consumer demand for our products in the market.

The fighters we sponsor wear our brand on their uniforms and we also advertise at the Ultimate Fighting Championship and World Extreme Cagefighting events.  We have a full page advertisement that we run on the inside back cover of every major body building and fitness magazine and we do a little advertising in on-line forums.  We plan on doing 3 commercials for each WEC fight on Versus in 2010 and later we may do some television commercials on ESPN and MTV and starting later this year we plan on doing a one hour weekly radio show on Sherdog, a channel owned by ESPN which focuses on the UFC and mixed martial arts.

We are also doing in-store promos including point-of-purchase stands and end caps in The Vitamin Shoppes outlets.  Our contract with The Vitamin Shoppes provides that starting in 2010, 430 of their stores will have 2 full TV’s showing Muscle Pharm videos all day long and 2 full end caps with Muscle Pharm products.

RESEARCH AND DEVELOPMENT

Our six products were developed and formulated by Brad Pyatt with the assistance of Dr.  Eric Serrano, one of the leading sports nutrition doctors in the country.  We are committed to developing and introducing new products when the time is appropriate, and we have a number of products that we have developed which we are waiting to introduce.  Many of the products in the sports nutrition industry include many common ingredients, but it is the formulations of those ingredients that differentiate the products.  We are in the process of establishing more formal processes for testing existing and potential new products and we have identified a doctor with an MBA degree that we plan to hire to assist in this area.  We are also planning to start clinical testing of our existing products, one at a time, with the goal of testing all five products by the end of 2010.  Clinical testing is not a regulatory requirement, but it will help establish our credibility as a company that emphasizes the safety and efficacy of its products.

We have a law firm which assists us in reviewing the legality of the claims we make about our products to ensure that we are in compliance with all applicable rules and regulations.

MANUFACTURING AND PRODUCT QUALITY

We are committed to produce and sell highly efficacious products that can be trusted for their quality and safety.  To date our products have been outsourced to two third party manufacturers where the products are manufactured in full compliance with the GMP standards set by the NPA.  We have recently turned over all of our manufacturing to Fit Foods Ltd., a Canadian company that formulates and manufactures sport nutrition and healthy lifestyle products in Vancouver, British Columbia pursuant to an agreement whereby Fit Foods will procure the raw materials, manufacture and, in some cases, drop ship our products to our customers.

We ship some of our products from our Colorado warehouse, but most of our products have been shipped directly from the manufacturers to the customers.  Once Fit Foods starts manufacturing our products they will ship most of the products to the customers, including GNC Canada and The Vitamin Shoppes.  Some of the products will be shipped to our Colorado warehouse from which we will ship the products to the customers.

TRADEMARKS AND PATENTS

We regard our trademarks and other proprietary rights as valuable assets and we believe that protecting our key trademarks is crucial to our business strategy of building strong brand name recognition and that such trademarks have significant value in the marketing of our products.

Our policy is to pursue registrations for all of the trademarks associated with our products.  Federally registered trademarks have a perpetual life, provided that they are maintained and renewed on a timely basis and used correctly as trademarks, subject to the rights of third parties to attempt to cancel a trademark if priority is claimed or there is confusion of usage.  We rely on common law trademark rights to protect our unregistered trademarks.  Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States.  Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us.

COMPETITION

The sports nutrition business is highly competitive.  Competition is based primarily on quality and assortment of products, marketing support, and availability of new products.  Currently our main competitors are three private companies:  MuscleTech Research & Development, Bio-Engineered Supplements and Nutrition, Inc., and Gaspari Nutrition, Inc.

MuscleTech, the largest company in this industry, is owned by Iovate Health Sciences, Inc., a Canadian company, and is projected as the first billion dollar sport nutrition company by 2010.  This company is 10 years old and the key to their success is their control of magazine advertising.

Bio-Engineered Supplements and Nutrition, Inc. is an 8 year old company and its revenues are projected to exceed $500 million by 2011.  The keys to their success are their athletic endorsements and industry support.

Gaspari Nutrition, Inc. is owned by a former bodybuilder, Rich Gaspari.  This company is 5 years old and the keys to their success are their guerilla marketing tactics and industry relationships.

We intend to compete by aggressively marketing our brand, emphasizing our relationships with professional athletes, and utilizing our relationships with those athletes and with retail outlets and industry publications.

REGULATORY MATTERS

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by numerous governmental agencies.  Our products are subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission (CPSC), the U.S.  Department of Agriculture (USDA), the Environmental Protection Agency (EPA) and the U.S.  Food and Drug Administration (FDA).  Advertising and other forms of promotion and methods of marketing are subject to regulation primarily by the U.S.  Federal Trade Commission (FTC), which regulates these activities under the Federal Trade Commission Act (FTCA).  The manufacture, labeling and advertising of our products are also regulated by various state and local agencies as well as those of each foreign country to which we distribute our products.

The Dietary Supplement Health and Education Act of 1994 (DSHEA) revised the provisions of the Federal Food, Drug, and Cosmetic Act (FFDC Act) concerning the regulation of dietary supplements.  All of the products we market are regulated as dietary supplements under the FFDC Act.

Under the current provisions of the FFDC Act, there are four categories of claims that pertain to the regulation of dietary supplements.  Health claims are claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking.  Nutrient content claims describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition.  Statements of nutritional support or product performance, which are permitted on labeling of dietary supplements without FDA pre-approval, are defined to include statements that: (i) claim a benefit related to a classical nutrient deficiency disease and disclose the prevalence of such disease in the United States; (ii) describe the role of a nutrient or dietary ingredient intended to affect the structure or function in humans; (iii) characterize the documented mechanism by which a dietary ingredient acts to maintain such structure or function; or (iv) describe general well-being from consumption of a nutrient or dietary ingredient.  In order to make a nutritional support claim, the marketer must possess adequate substantiation to demonstrate that the claim is not false or misleading and if the claim is for a dietary ingredient that does not provide traditional nutritional value, prominent disclosure of the lack of FDA review of the relevant statement and notification to the FDA of the claim is required.  Drug claims are representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease.  Drug claims are prohibited from use in the labeling of dietary supplements.

Claims made for our dietary supplement products may include statements of nutritional support and health and nutrient content claims when authorized by the FDA or otherwise allowed by law.  The FDA’s interpretation of what constitutes an acceptable statement of nutritional support may change in the future thereby requiring that we revise our labeling.  In addition, a dietary supplement that contains a new dietary ingredient (i.e., one not on the market before October 15, 1994) must have a history of use or other evidence of safety establishing that it is reasonably expected to be safe.  The manufacturer must notify the FDA at least 75 days before marketing products containing new dietary ingredients and provide the FDA the information upon which the manufacturer based its conclusion that the product has a reasonable expectation of safety.  There is no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may wish to market, and the FDA’s refusal to accept that evidence could prevent the marketing of the new dietary ingredients and dietary supplements containing a new dietary ingredient.

Our dietary supplements must comply with the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which became effective on December 22, 2007.  This Act amends the FFDC Act to mandate the reporting of serious adverse events received by us to the FDA.

The FDA has also announced its intention to promulgate new GMPs specific to dietary supplements, to fully enforce DSHEA and monitor compliance with the Bioterrorism Act of 2002.

Our failure to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.  We intend to comply with the new GMPs once they are adopted.  The new GMPs, predicted to be finalized shortly, would be more detailed and stringent than the GMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged, produced and held in compliance with regulations similar to the GMP regulations for drugs.  There can be no assurance that, if the FDA adopts GMP regulations for dietary supplements, we will be able to comply with the new regulations without incurring a substantial expense.

As a result of our efforts to comply with applicable statutes and regulations in the U.S.  and elsewhere, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain advertising claims.  We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future.  They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation.  Any or all of such requirements could have a material adverse effect on our business, financial condition and results of operations.

Our advertising of dietary supplement products is subject to regulation by the FTC under the FTCA.  Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce.  Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice.  Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made.  Failure to adequately substantiate claims may be considered either deceptive or unfair practices.  Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products.

On November 18, 1998, the FTC issued “Dietary Supplements: An Advertising Guide for Industry.”  This guide provides marketers of dietary supplements with guidelines on applying FTC law to dietary supplement advertising.  It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising.  Although the guide provides additional explanation, it does not substantively change the FTC’s existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify the adequacy of the support behind such claims.  Our outside counsel reviews our advertising claims for compliance with FTC requirements.

The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions.  FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary.  A violation of such orders could have a material adverse effect on our business, financial condition and results of operations.

Advertising and labeling for dietary supplements and conventional foods are also regulated by state, county and other local governmental authorities.  Some states also permit these laws to be enforced by private attorney generals.  These private attorney generals may seek relief for consumers, seek class action certifications, seek class-wide damages, seek class-wide refunds and product recalls of products sold by us.  There can be no assurance that state and local authorities will not commence regulatory action, which could restrict the permissible scope of our product advertising claims, or products that can be sold in the future.

Governmental regulations in foreign countries where we plan to or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products.  Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries.  These distributors are independent contractors over whom we have limited control.

EMPLOYEES

As of January 15, 2010, we had 9 employees, including the four officers.

Risk Factors

An investment in our common stock involves a number of risks.  You should carefully read and consider the following risks as well as the other information contained in this report, including the financial statements and the notes to those financial statements, before making an investment decision.  The realization of any of the risks described below could have a material adverse affect on our business, financial condition, results of operations, cash flows and/or future prospects.  The trading price of our common stock could decline due to any of these risks, and you could lose part or all of your investment.  The order of these risk factors does not reflect their relative importance or likelihood of occurrence.

Risks Related to Our Business and Industry

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to continue as a going concern and our ability to obtain future financing.

In their report dated October 26, 2009, our independent auditors stated that our financial statements for the period ended December 31, 2008 were prepared assuming that we would continue as a going concern.  Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and cash flow deficiencies since our inception.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans from various financial institutions where possible.

We will need to raise additional capital to carry out our business plan.

Although we have raised approximately $1,050,000  during the past 6 months by issuing convertible notes, we will need to raise additional capital to fund the growth of our business.  There is no guarantee that we will be able to access additional capital at rates and on terms which are attractive to us, if at all.  Without the additional funding needed to fund our growth we may not be able to grow as planned.

There are risks relying on one manufacturer which is located in Canada for all of our products.

We are currently using Fit Foods Inc. which is headquartered near Vancouver, British Columbia, Canada as our sole manufacturer.  We intend to add a second manufacturer within the next couple of months, but if we are unable to add another manufacturer, and if Fit Foods were to go out of business for any reason, there could be significant adverse consequences for us such as loss of inventory, loss of sales revenues from products sold by Fit foods, and inability to obtain product to fulfill sales orders.  We would be forced to locate and negotiate with another manufacturer which may not provide terms as favorable as the terms we have with Fit Foods, and there would be a delay in starting up production with the new manufacturer.  In addition, for any products which we purchase from Fit Foods for sale in the United States, the products will have to be shipped across the Canadian border and go through U.S. customs which could cause delays.  Although we will conduct periodic audits and inspections of the Fit Foods facility, there is no assurance that they will not manufacture and sell some of our products without our knowledge and without compensating us.

Our failure to appropriately respond to competitive challenges, changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

The nutritional sports supplement industry is characterized by intense competition for product offerings and rapid and frequent changes in consumer demand.  Our failure to accurately predict product trends could negatively impact our products and inventory levels and cause our revenues to decline.

Our success with any particular product offering (whether new or existing) depends upon a number of factors, including our ability to:

•	deliver products in a timely manner in sufficient volumes;
•	accurately anticipate customer needs;
•	differentiate our product offerings from those of our competitors;
•	competitively price our products; and
•	develop and/or acquire new products.

Products often have to be promoted heavily in stores or in the media to obtain visibility and consumer acceptance.  Acquiring distribution for products is difficult and often expensive due to slotting and other promotional charges mandated by retailers.  Products can take substantial periods of time to develop consumer awareness, consumer acceptance and sales volume.  Accordingly, some products fail to gain or maintain sufficient sales volume and as a result have to be discontinued.

Our industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth.

The sports supplement industry is highly competitive with respect to:

•	price;
•	shelf space;
•	brand and product recognition;
•	new product introductions; and
•	raw materials.

Several of our competitors are larger, more established and possess greater financial, personnel, distribution and other resources.  We face competition in the health food channel from a limited number of large nationally known manufacturers, private label brands and many smaller manufacturers of dietary supplements.

We rely on a limited number of customers for a substantial portion of our sales, and the loss of or material reduction in purchase volume by any of these customers would adversely affect our sales and operating results.

In 2008, three customers accounted for approximately 74% of net sales.  Our largest customer in 2008 was Bodybuilding.com which represented 48% of our sales.  In 2009, 4 customers accounted for approximately 73% of our sales.  The largest customer in 2009 was The Vitamin Shoppe which accounted for 29.6% of our sales.  The loss of any of our major customers, a significant reduction in purchases by any major customer, or, any serious financial difficulty of a major customer, could have a material adverse effect on our sales and results of operations.

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other sports nutrition supplement companies.  Consumer perception of sports nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use.  Adverse publicity from such sources regarding the safety, quality or efficacy of dietary supplements and our products could harm our reputation and results of operations.  The mere publication of reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted.

Key management employees include Brad Pyatt, Cory Gregory, Leonard Armenta and certain other individuals.  These key management employees are primarily responsible for our day-to-day operations, and we believe our success depends in large part on our ability to retain them and to continue to attract additional qualified individuals to our management team.  Currently, we do not have an employment agreement with any of our key management employees.  The loss or limitation of the services of any of our key management employees or the inability to attract additional qualified personnel could have a material adverse effect on our business and results of operations.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control.  As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance.  Our quarterly, year-to-date, and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates.  Our operating results in future quarters may fall below expectations.  Each of the following factors may affect our operating results:

•	our ability to deliver products in a timely manner in sufficient volumes;
•	our ability to recognize product trends;
•	our loss of one or more significant customers;
•	the introduction of successful new products by our competitors;
•	adverse media reports on the use or efficacy of sports nutrition supplements.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

The effects of the recent global economic crisis may impact our business, operating results, or financial condition.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has impacted levels of consumer spending.  These macroeconomic developments could negatively affect our business, operating results, or financial condition.  For example, if consumer spending continues to decrease, this may result in lower sales.

Our business and operations are experiencing rapid growth.  If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced and expect to continue to experience rapid growth in our operations, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure.  If we do not effectively manage our growth, we may fail to timely deliver products to our customers in sufficient volume or the quality of our products could suffer, which could negatively affect our operating results.  To effectively manage this growth, we will need to hire additional persons, particularly in sales and marketing, and we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures.  These additional employees, systems enhancements and improvements will require significant capital expenditures and management resources.  Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.

As a marketer and distributor of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury.  Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally.  Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

We have not had any product liability claims filed against us, but in the future we may be, subject to various product liability claims, including among others that our products had inadequate instructions for use, or inadequate warnings concerning possible side effects and interactions with other substances.  The cost of defense can be substantially higher than the cost of settlement even when claims are without merit.  The high cost to defend or settle product liability claims could have a material adverse effect on our business and operating results.

Our insurance coverage or third party indemnification rights may not be sufficient to cover our legal claims or other losses that we may incur in the future.

We maintain insurance, including property, general and product liability, and workers’ compensation to protect ourselves against potential loss exposures.  In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses, including on terms that meet our customer’s requirements.  If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.

We have invested significant resources to protect our brands and intellectual property rights.  However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks, from infringement.  Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

In the future we may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

Although we have not been subject to any intellectual property litigation or infringement claims, we may be in the future, which could cause us to incur significant expenses to defend such claims, divert management’s attention or prevent us from manufacturing, selling or using some aspect of our products.  If we chose or are forced to settle such claims, we may be required to pay for a license to certain rights, paying royalties on both a retrospective and prospective basis, and/or cease our manufacturing and sale of certain products that are alleged to be infringing.  Future infringement claims against us by third parties may adversely impact our business, financial condition and results of operations.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel, hire qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization, particularly sales and marketing.  Competition in our industry for qualified employees is intense.  In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees.  Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

We may experience greater than expected product returns, which might adversely affect our sales and results of operations.

Product returns are a customary part of our business.  While customers generally do not have an absolute right of return, products may be returned for various reasons, including expiration dates or lack of sufficient sales volume.  In addition, we may experience significantly more returns as a result of a loss of a customer account or the purchase of one customer by another.  If product returns greatly exceeded our estimates, our revenues and results of operations would be adversely affected.

A shortage in the supply of key raw materials could increase our costs or adversely affect our sales and revenues.

We obtain all of our raw materials from third-party suppliers with whom we do not have significant long-term supply contracts.  Since all of the ingredients in our products are commonly used, we have not experienced any shortages or delays in obtaining raw materials.  If things changed, shortages could result in materially higher raw material prices or adversely affect our ability to manufacture a product.  Price increases from a supplier would directly affect our profitability if we are not able to pass price increases on to customers.  Our inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

Because we are subject to numerous laws and regulations, and we may become involved in litigation from time to time, we could incur substantial judgments, fines, legal fees and other costs.

Our industry is highly regulated.  The manufacture, labeling and advertising for our products are regulated by various federal, state and local agencies as well as those of each foreign country to which we distribute.  These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to manufacture and sell our products in the future.  The FDA regulates our products to ensure that the products are not adulterated or misbranded.  Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.  Our advertising is subject to regulation by the FTC under the FTCA.  In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies.  Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us.  Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

Selected Financial Data and Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures.  Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, and general economic conditions.  The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included elsewhere in this report.

Results of Operations – Nine Months Ended September 30, 2009 Compared to Inception (April 22, 2008) to September 30, 2009

We recognized a net loss of $(1,020,451) for the nine months ended September 30, 2009, compared to a net loss of $(196,592) for the period from inception (April 22, 2008) to September 30, 2008.  The increase in our net loss is primarily attributable to various marketing, advertising and promotion expenses we have incurred as we develop our procurement and distribution channels.

Revenues and Cost of sales

Sales of product net of sales allowances and discounts of $(231,744) were $671,347 for the nine months ended September 30, 2009.  Sales of product net of sales allowances and discounts of $(567) were $4,561 for the period from inception (April 22, 2008) to September 30, 2008.  Selling activities during the period ending September 30, 2008 were limited due to capital constraints and to a lesser degree due to our efforts in developing our product procurement, distribution and marketing strategies.  Selling activities during the period ending September 30, 2009 have also been constrained by capital resources necessary to procure sufficient product to meet customer demand.

Cost of sales for the nine months ended September 30, 2009 were $663,849, as compared to $47,827 for the period from inception (April 22, 2008) to September 30, 2008.  Cost of sales for both periods include various initial marketing and distributions costs including packaging development and costs of samples.  For the nine months ended September 30, 2009, a total of approximately $120,000 of samples were distributed to potential customers and distribution channels.  We expect our gross margins on product sales to improve as the markets for our products become more fully developed, although there can be no assurance that will occur.

Operating Expenses

Advertising and promotions:  Includes all expenses associated with our marketing efforts, including costs for direct media advertising, trade shows, development of apparel lines, and all other promotional efforts including payments to professional athletes and trainers with whom we have sponsorship and endorsement agreements.  For the nine months ended September 30, 2009 we incurred total advertising and promotions expenses of $617,968, which included $84,760 in print advertising and $302,213 in endorsement and sponsorship payments.  For the period from inception (April 22, 2008) to September 30, 2008 our total advertising and promotion expenses totaled $110,696, which included $56,438 in print advertising and $4,750 in endorsement and sponsorship payments

Bad debt: Includes amounts of customer accounts that have been deemed uncollectible based on our periodic review of customer accounts.  For the nine months ended September 30, 2009 we charged $5,631 for accounts considered uncollectible, as compared to $-0- for the period from inception (April 22, 2008) to September 30, 2008.  Where customers are considered viable entities, we intend to pursue collection of all accounts regardless of their age or amount.

Bank charges: Includes all charges by financial institutions for fees related to banking and credit services, as well as charges associated with our accounts receivable factoring arrangements.  During the nine months ended September 30, 2009 we have experienced significant fees associated with overdraft charges and other fees due to insufficient operating cash balances.  For the nine months ended September 30, 2009 our total bank charges were $21,046.  For the period from inception (April 22, 2008) to September 30, 2008 we incurred $369 of banking fees and charges.

Salaries and labor: Includes all expenses associated with our employee compensation, including payments made to our initial members for compensation for services performed during the build up of the business.  For the nine months ended September 30, 2009 we have incurred a total of $149,436 in salaries and labor charges, which includes $66,041 in service payments to our senior management represented by our two initial members.  For the period from inception (April 22, 2008) to September 30, 2008 our total salaries and labor charges totaled $8,480 which was entirely payments to our two initial members.  We do not have employment agreements with any of our employees or management personnel.

Depreciation and amortization: Includes depreciation on our fixed assets and amortization on our website.  For the nine months ended September 30, 2009 we charged total depreciation and amortization of $4,968, which included $2,103 of depreciation on displays, furniture and equipment, and $2,865 of amortization on our website.  For the period from inception (April 22, 2008) to September 30, 2008 we charged total depreciation and amortization of $208, which was entirely attributed to depreciation on displays, furniture and equipment.

Insurance: Includes costs of our business insurance plans.  Total insurance charges were $11,021 and $375 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Information technology: Includes costs associated with maintenance of our office computer systems and costs associated with the hosting and maintenance of our website.  Total information technology charges were $13,338 and $1,713 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Travel, meetings and entertainment: Includes all costs associated with travel to meetings, shows and conventions, as well as travel associated with product procurement and customer development.  Total travel charges were $72,138 and $15,501 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Occupancy, telephone and utilities: Includes all costs associated with our business offices and our warehouse operations, as well as the associated telephone and utilities costs.  Total occupancy and related charges were $17,619 and $2,214 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Office and warehouse supplies: Includes all general supplies costs associated with the operations of our business offices and warehouse.  Total supplies charges were $14,051 and $9,718 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Professional fees: Includes charges for professional legal and accounting fees associated with our business organization and financial reporting efforts.  Total professional fees were $90,611 and $4,040 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Repairs and maintenance: Includes costs associated with repairs and maintenance of office and warehouse equipment.  Total repair and maintenance charges were $799 and $-0- for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Other: Generally includes any operating costs not attributable to any of the above categories.  Total other charges were $633 and $25 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

As a result of the above, operating expenses totaled $1,019,259 for the nine months ended September 30, 2009 resulting in an operating loss of $(1,011,761).  For the period from inception (April 22, 2008) to September 30, 2008 total operating expenses were $153,339 resulting in an operating loss of $(196,605).

Interest income and expense:  Interest income of $13 for the period from inception (April 22, 2008) to September 30, 2008 resulted from bank interest on cash deposits.  No interest income was realized during the nine months ended September 30, 2009 as we had no cash on deposit in interest bearing bank accounts.

Interest expense of $8,690 for the nine months ended September 30, 2009 represents interest accrued on our convertible promissory notes, interest accrued and paid on other certain short term obligations, as well as interest associated with the use of credit cards owned by certain members.  During the period from inception (April 22, 2008) to September 30, 2008 we had no interest bearing obligations.

Inflation did not have a material impact on the Company's operations for the period.

Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company's results of operations.

Liquidity and Capital Resources

Our primary source of operating cash has been through the sale of member equity and through the issuance of convertible secured promissory notes as discussed below.

At September 30, 2009, the Company had cash and cash equivalents of $451 and a working capital deficit of $(876,179), compared to a cash balance of $32 and working capital of $58,519 at December 31, 2008.  However, our cash balances were offset by certain overdrawn bank accounts in the amounts of $17,645 and $12,002 at September 30, 2009 and December 31, 2008, respectively, which are included in current liabilities.  The working capital decrease of $(934,698) is primarily attributed to the operating losses incurred during the nine months ended September 30, 2009.  Cash used in operating activities was $(409,073) for the nine months ended September 30, 2009.  For the period from inception (April 22, 2008) to September 30, 2008, operating activities used net cash of $(298,024), and for the period from inception (April 22, 2008) to December 31, 2008 cash used in operating activities was $(449,595).  The increase in cash used in operating activities for the periods ended September 30, 2009 and 2008 was primarily the result of the net operating loss for the nine months ended September 30, 2009 as discussed above.

Because of our limited availability of credit we have utilized the credit lines of personal credit cards owned by certain members and their immediate families to pay for various operating expenses and business development items on behalf of the company.  During the nine months ended September 30, 2009 we utilized net borrowing under these credit cards of $54,317, which is reflected in the increase due to related parties.  For the period from inception (April 22, 2008) to December 31, 2008 net borrowings under credit cards was $2,612.  In addition, during the period from July through September 2009, an investor paid certain professional legal and accounting fees on behalf of the Company totaling $19,211.  The amounts were recorded as amounts due a related party, bear no interest and are due on demand.  For the period from inception (April 22, 2008) to September 30, 2008 no cash advances from related parties occurred.

Cash used in investing activities was $(5,508) for the nine months ended September 30, 2009, and represents purchases of product displays and various office furniture and equipment.  Cash used in investing activities was $(17,351) for the period from inception (April 22, 2008) to September 30, 2008, and represents purchases of product displays and investments in development of our website.  Cash used in investing activities of $(24,873) for the period from inception (April 22, 2008) to December 31, 2008 also represents purchases of product displays and investments in our website.  Future investments in equipment and other fixed assets, as well as further development of our Internet presence will largely depend on available capital resources.

Cash flows provided by financing activities were $415,000 for the nine months ended September 30, 2009, as compared to cash flows provided by financing activities of $324,500 for the period from inception (April 22, 2008) to September 30, 2008.

In March 2009, we received $30,000 in short term working capital loans from non-affiliated third parties evidenced by two uncollateralized promissory notes each in the amount of $15,000.  The notes require no periodic payments, accrue interest at 10% per annum, and mature in March 2010, at which time all outstanding principal and accrued interest is due and payable.

During the nine months ended September 30, 2009 the Company sold to various investors a total of $297,500 of convertible secured promissory notes.  The Notes are collateralized by all assets of the Company.

A series of Notes with principal balances totaling $225,000 accrue interest at 8% and mature on March 31, 2010, at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the notes, the principal together with accrued interest may be converted to shares of the publicly-traded company’s common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 120% of the Note principal and accrued interest at the time of conversion.

In addition, two Notes, each with a principal balance $5,000 accrue interest at 8% and mature on March 31 and May 25, 2010 at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the Notes, the principal together with accrued interest may be converted to shares of the publicly-traded company’s common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 150% of the Note principal and accrued interest at the time of conversion.

In addition, two Notes, with principal balances of $27,500 and $35,000 accrue interest at 8% and mature on June 9, 2010 at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the notes, the principal together with accrued interest may be converted to shares of the publicly-traded company’s common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 200% of the note principal and accrued interest at the time of conversion.

Finally, during the nine months ended September 30, 2009 we received proceeds of $87,500 representing member equity contributions from six investors.  For the period from inception (April 22, 2008) to September 30, 2008 we received a total of $324,500 from two investors representing member equity contributions.  During the three months ended December 31, 2008, an additional $150,000 was received from two additional investors representing member equity contributions which is reflected in the cash provided by financing activities for the period from inception (April 22, 2008) to December 31, 2008.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Significant estimates included herein relate to the recoverability of assets including customer accounts, the value of long-lived assets and liabilities, and the long-term viability of the business.  Actual results may differ from estimates.

Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company's liquidity and capital resources.

Description of Property

We currently lease approximately 1962 square feet of office/warehouse space pursuant to a 25 month lease which expires in May 2010.  Our monthly rent is approximately $817.50.  This office/warehouse space is located at 3390 Peoria Street, Unit 307, Aurora, Colorado.  We also rent 3 offices in an executive office suite for a total of $1,308 per month pursuant to a six month lease which expires March 31, 2010.  These offices are located at 8310 S. Valley Highway, Suite 300, Englewood, Colorado 80112.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 1, 2010 and after giving effect to the closing of our reverse acquisition of Muscle Pharm, LLC, the total number of shares owned beneficially by each of our directors and executive officers, individually and as a group, and the present owners of 5% or more of our total outstanding shares.

To our knowledge, except as set forth in the footnotes to this table, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Each stockholder’s percentage ownership is based on 26,070,836 shares of our common stock outstanding.

	Amount and
	Nature of
Name and Address	Beneficial	Percent
of Beneficial Owner	Ownership	Of Class

Brad Pyatt	12,331,668	47.3%
3390 Peoria Street, Unit 307
Aurora, Colorado 80010

Cory Gregory	7,833,014	30.0%
422 Middleground Road
Pataskala, Ohio 43062

Todd E. Huss	0	-
13802 Boulder Lane
Larkspur, Colorado 80118

Leonard K. Armenta, Jr.	0	-
3390 Peoria Street, Unit 307
Aurora, Colorado 80010

All executive officers and directors	20,164,602	77.3%
as a group (4 persons)

Directors, Executive Officers, Promoters and Control Persons

The names, ages and positions of our officers and directors are set forth below:

Name	Age	Position

Brad Pyatt	29	President, Chief Executive Officer and Director
Cory Gregory	30	Executive Vice President and Director
Todd E. Huss	57	Chief Financial Officer
Leonard K. Armenta, Jr.	33	Chief Operating Officer

The biographies of each of our executive officers and directors are as follows:

Brad Pyatt has served as the President and Chief Executive Officer of Muscle Pharm LLC since its inception in April 2008.  After leaving the University of Northern Colorado in June 2003, he played for the Indianapolis Colts ( 2003, 2004 and 2005 seasons) and the Miami Dolphins (2006 season) in the NFL and he played for the Colorado Crush from 2007 through 2008 in the Arena Football League. Mr. Pyatt is knowledgeable in Kinesiology and he has learned and developed innovative approaches to training that have improved his speed, strength and overall performance.  While playing in the NFL he posted one of the fastest 40-yard times in the history of the NFL.  In May 2004, while Mr. Pyatt was in the NFL he purchased a small supplement manufacturer and then founded and developed a sports nutrition line called Hard Nutrition which he sold in July 2007.  He attended the University of Kentucky for four years and the University of Northern Colorado for one year.  He majored in kinesiology and exercise science and left college to play professional football needing 6 more hours credit to earn a degree.

Cory Gregory has served as the Executive Vice President of Muscle Pharm LLC since its inception in April 2008.  He has been the owner of Old School gym since 1999 .  Mr. Gregory is a personal trainer and professional bodybuilder, competing as a NASA power lifter.  He is the founder of the Ohio Natural bodybuilding Federation and a board member of Agel Enterprises, a developer of gel form products within the supplement industry.  He possesses expertise in personal training, nutrition and dieting.

Todd E. Huss has served in a part-time capacity as the Chief Financial Officer of Muscle Pharm LLC since September 2009. Since 2002, Mr. Huss has performed contract accounting services for various public companies. His work includes planning and testing for Sarbanes-Oxley compliance for a media company with revenues of $250 million.  From 1996 to 2002, he served as the Chief Financial Officer for Premier Concepts, Inc., the publicly-traded owner and operator of a national chain of specialty retail jewelry stores. From 1991 to 1995 he served as the Chief Financial Officer for Gardenswartz Sportz, Inc., a privately-held corporation which owned and operated eight full service retail sporting goods stores in New Mexico and Texas. Mr. Huss graduated from California State University-Long Beach in 1984, with a Bachelor of Science degree in business administration and professional accounting, and subsequently worked for KPMG Peat Marwick in its Los Angeles, California, and Albuquerque, New Mexico offices until 1991.

Leonard K. Armenta, Jr. has served as the Chief Operations Officer since September 1, 2009.  He has been working for Muscle Pharm part time since July 2008 and full time since June 2009 where he has been working in the sales, marketing and manufacturing areas of the business.  From 2000 until June, 2009 he worked for Colorado Sports Innovations as a sales and marketing consultant.  From 1997 until 2000 he was a sales representative for Select Investor Relations.

The Board of Directors currently does not have any committees. Within the next 30 days, we intend to establish audit and compensation committees and such other committees as determined advisable by our Board.

Advisory Board

We have established an Advisory Board currently consisting of four members which serves to advise management with respect to product formulations, product ideas, marketing and related matters.  Members of the Advisory Board do not meet on a formal or regular basis.  Our management team consults with one or more members of the Advisory Board as needed, from time to time, by means of meetings or telephone conference calls.

Following is a brief description of the background of our advisory board members:

Dr. Eric Serrano – Chief Medical Advisor- Dr. Serrano has been practicing medicine in Ohio for over 12 years and is considered one of the leading sports nutrition doctors in the country.  His clients include a wide array of athletes from the NFL, NHL, and MLB, in addition to many elite amateur athletes.  Dr. Serrano was a professor of family practice medicine at Ohio State University and he now consults and lectures across the country to universities, medical groups and health and fitness conferences.  He has formulated numerous nutritional supplements for some of the leading nutritional companies on the market.  He has also been a contributing writer for some of the leading health and fitness magazines.  Dr. Serrano has been involved in the final formulations for each of our products.

Lowell T. Harmison, Ph.D. -  Dr. Harmison has over 40 years of experience and leadership in biomedicine as a researcher, inventor, author, U.S. government Senior Executive and foundation and corporate executive roles in both private and public companies.  His work includes a decade of research at the National Institute of Health, a decade of service as the U.S. Public Health Service Science Advisor and Principal Deputy Assistant Secretary of Health, DHHS; and two decades of private foundation and corporation work on a global scale.  Dr. Harmison’s principal scientific achievements include:  (a) developing and testing the first completely implantable artificial assist heart to augment the function of the diseased heart and the totally implantable artificial heart (Dr. Harmison holds the first U.S. and foreign patents for the completely implantable artificial heart); and (b) leading the development and testing of the HIV/AIDS blood test from the laboratory stage to an FDA approved and licensed commercial blood test for the AIDS virus that the American Red Cross used to screen the American blood supply for the HIV virus.  Dr. Harmison now serves as a senior executive advisor to the Hasumi International Research foundation, Chairman of the WorldDoc Foundation, Dean of the International Academy of Artificial Organ Pioneers, and adjunct professor at the University of Maryland as well as serving on several boards of directors.  Dr. Harmison has authored over 100 publications, edited two books and most recently co-authored the book Zeroing in on the Cancer Cell: Cancer Vaccines as well as presented more than 500 lectures around the world.  Dr. Harmison plans to work with Dr. Serrano and others to conduct further tests to provide additional proof of the safety and efficacy of our products.

Louie Simmons, Chief Strength Advisor – Mr. Simmons is a strength consultant for the New England Patriots, Green Bay Packers, Seattle Seahawks, Cleveland Browns, and numerous Division 1 college football teams.  Mr. Simmons is the owner of the West Side Barbell located in Columbus, Ohio.

Greg Jackson – Director of Fight Development – Mr. Jackson is an expert in mixed martial arts, representing a combination of basic Judo and wrestling.  He has trained and developed top-ranked fight teams, with several fights appearing on spike TV’s Ultimate Fighter.

Paul Dillet, Chief Bodybuilding Advisor – Mr. Paul Dillet is one of the most influential bodybuilders and a legend in the bodybuilding world.  He has been instrumental in creating a new era in fitness and bodybuilding for the everyday athlete.

Executive Compensation

During the years ended December 31, 2008 and December 31, 2009, the only form of compensation paid to the executive officers was cash.  The table below lists the aggregate amount of the cash payments that were made to executive officers during the years ended December 31, 2008 and December 31, 2009.

	Total Cash Paid
Name and principal position	2008	2009

Brad Pyatt - President	$16,125	$ 133,992
Cory Gregory – Executive Vice President	3,000	17,846
Leonard Armenta, Jr. – Chief Operating Officer	10,500	54,799

The current annual salary levels of the executive officers are as follows:

Brad Pyatt	$193,992
Cory Gregory	60,000
Leonard Armenta	86,400

DIRECTOR COMPENSATION

The following table sets forth Director compensation for the fiscal year ended December 31, 2009.

Non-
	Fees			Equity	Nonqualified
	Earned or			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
	Cash	Awards	Awards	Comp.	Earnings	Compensation
Name	($)	($)	($)	($)	($)	($)(1)	Total ($)

Brad Pyatt	-	-	-	-	-	-	0
Cory Gregory	-	-	-	-	-	-	0

Certain Relationships and Related Transactions, and Director Independence

Muscle Pharm, LLC was formed as a Colorado limited liability company on April 22, 2008.  The initial owners of Muscle Pharm were Brad Pyatt and Cory Gregory.  Mr. Pyatt received a 60% membership interest in exchange for his contribution of formulations for potential products, contacts with GNC Canada and other potential customers, and contacts with professional athletes.  Mr. Gregory received a 40% membership interest in exchange for his contacts with Dr. Serrano, Louie Simmons, potential distributors, professional athletes and potential investors.  Neither Mr. Pyatt nor Mr. Gregory contributed any cash and no value was placed on their respective contributions.

The Company does not have any independent directors at this time, but it intends to begin seeking a potential independent director as soon as possible.

Legal Proceedings

We are not currently a party to any legal proceedings. From time to time, we may be involved in legal proceedings and claims arising out of the ordinary course of business.

Item 9.01  Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired

Financial Statements of Muscle Pharm, LLC. are included herewith as Exhibit 99.1.

(b)           Pro Forma Financial Statements

Pro Forma Financial Information giving effect to the acquisition of Muscle Pharm, LLC and the Company is included herewith as Exhibit 99.2.

(c)           Exhibits

Exhibit No.                      Exhibits

2.1	Agreement Concerning the Exchange of Securities by and Among Tone in Twenty and Muscle Pharm, LLC and the Security Holders of Muscle Pharm, LLC.

99.1	Audited financial statements of Muscle Pharm, LLC for the nine months ending September 30, 2009 and from Inception (April 22, 2008) to December 21, 2008

99.2
Unaudited pro forma consolidated balance sheet as of September 30, 2009; unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2009; unaudited pro forma consolidated balance sheet as of December 31, 2008; and unaudited pro forma consolidated statement of operations for the period ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tone in Twenty

By: /s/ John Dean Harper
Name: John Dean Harper
Title: President
Dated: February 2, 2010